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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

      Date of Report: (Date of earliest event reported): February 22, 2000


                         TEXAS BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                         1-12574                      13-3532643
    (State of Incorporation)        (Commission File Number)     (IRS Employer Identification No.)
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



                             7000 FANNIN, SUITE 1920
                              HOUSTON, TEXAS 77030
              (Address of Registrant's principal executive offices)

                                 (713) 796-8822
              (Registrant's telephone number, including area code)




                                (NOT APPLICABLE)
          (Former name or former address, if changed since last report)


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ITEM 5. OTHER EVENTS

THE FOLLOWING STATEMENT WAS RELEASED TO THE PRESS ON FEBRUARY 22, 2000 REGARDING A U.S. FDA APPROVABLE LETTER TO TEXAS BIOTECHNOLOGY CORPORATION FOR NOVASTAN(R)

Texas Biotechnology Corporation (AMEX:TXB) announced today that it has received an approvable letter from the U.S. Food & Drug Administration for NOVASTAN(R) (argatroban) as an anticoagulant for prophylaxis or treatment of thrombosis in patients with heparin-induced thrombocytopenia.

NOVASTAN is a synthetic direct thrombin inhibitor that prevents clot formation and has been developed as anticoagulant therapy for patients who can no longer receive heparin. In clinical trials, the rapid onset of action of NOVASTAN, together with its short half-life and lack of immunogenicity, resulted in predictable anticoagulation levels as well as a safe and relatively easy drug to use.

Under the agreement with SmithKline Beecham (SB) in August 1997, SB has the rights to market and co-develop NOVASTAN in the United States and Canada as anticoagulant therapy in patients with heparin-induced thrombocytopenia (HIT).

David M. Stout, President North America of SB, stated, "With the positive action of the approvable letter for NOVASTAN from FDA, NOVASTAN now has the opportunity of ultimately fulfilling an unmet need and providing benefits to patients requiring this life-saving drug."

Currently, preparations for the marketing and commercialization of NOVASTAN are underway. Commercial-scale manufacturing of NOVSTAN has been initiated and several medical education initiatives as well as the presentation of the NOVASTAN Phase III clinical trail results are planned for the upcoming American College of Cardiology meeting in March. TBC believes that it will take approximately 60 days to satisfy FDA requirements for securing the final approval letter for NOVASTAN.

John G. Kelton, M.D., a recognized expert in the area of heparin-induced thrombocytopenia, noted, "HIT is a serious and life-threatening adverse reaction to heparin. The condition is caused by a complex immune reaction characterized by a strong tendency to clot that puts the patient at risk of major complications such as heart attack and stroke which can, in turn, lead to amputation or even death. I believe that the approval of argatroban, NOVASTAN, will increase the awareness, diagnosis and successful treatment of this condition." Dr. Kelton is Professor and Chairman of Medicine, McMaster University Faculty of Health Sciences, Ontario, Canada.

According to an analysis of 34 million hospitalizations from the U.S. Health Care Financing Administration database, over 10 million patients received heparin in the U.S. annually, making heparin one of the most widely used drugs in the hospital. The literature suggests that HIT occurs in approximately 300,000 to 400,000 heparin patients in the U.S. per year although it is widely believed to be under-diagnosed. The literature also suggests that approximately 30 to 60% of cardiac surgery patients exposed to heparin will form the antibodies to heparin, which causes HIT.

Dr. Bruce Lewis, Associate Professor of Medicine, Loyola University Medical Center and Chief, Section of Cardiology, Catholic Health Partners, and the principal investigator for the NOVASTAN clinical program in HIT, stated, "I have used NOVASTAN in over 140 patients and have found it to be a very effective, easy to use anticoagulant that offers a much needed alternative to heparin." Dr. Lewis is the lead author on the


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presentation of the Phase III clinical trial results to be presented at the
Annual Meeting of the American College of Cardiology which will be held in March.

Texas Biotechnology Corporation (TBC) is a biopharmaceutical company focused on the development and commercialization of small molecule drugs to treat a variety of diseases including thrombosis, chronic heart failure and asthma. In addition to NOVASTAN, the Company has two compounds in Phase II development. Sitaxsentan (TBC11251), is an endothelin receptor antagonist that is being developed as a treatment for pulmonary arterial hypertension and chronic heart failure. TBC1269 is a selectin antagonist that is currently being developed for asthma.

This press release contains forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are attainment of research and clinical goals of product candidates, attainment of required governmental approval and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Texas Biotechnology has filed with the Securities and Exchange Commission.



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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   February 22, 2000           TEXAS BIOTECHNOLOGY CORPORATION


                                       /s/ Stephen L. Mueller
                                    --------------------------------------------
                                    Stephen L. Mueller
                                    Vice President, Finance and Administration,
                                    Secretary and Treasurer





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